                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                (Amendment No. 14)

                                V.F. Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  918204-108
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement       [   ]
CUSIP No.  918204-108

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                132,119
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power           11,465,444


                                 7) Sole Dispositive Power            25,444


                                 8) Shared Dispositive Power      11,488,058


   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  11,599,477




   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                  18.2


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                (Amendment No. 14)

                                V.F. Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   918204-108
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement       [   ]
CUSIP No.  918204-108

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                     132,119
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                11,465,444


                            7) Sole Dispositive Power                 25,444


                            8) Shared Dispositive Power           11,488,058


   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  11,599,477




   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 18.2

   12)  Type of Reporting Person (See Instructions)                         HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 14)

                                V.F. Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  918204-108
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [   ]
CUSIP No.  918204-108

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  25-1197336

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                United States


  Number of Shares             5) Sole Voting Power               105,344
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power          11,465,444


                               7) Sole Dispositive Power           24,644


                               8) Shared Dispositive Power     11,487,858


   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  11,572,702




   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                18.1


   12) Type of Reporting Person (See Instructions)                         BK

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1995;

(a) Amount Beneficially Owned:                                 11,599,477 shares

(b) Percent of Class:                                                       18.2

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                      132,119
      (ii) shared power to vote or to direct the vote                 11,465,444
     (iii) sole power to dispose or to direct the disposition of          25,444
      (iv) shared power to dispose or to direct the disposition of    11,488,058

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly owned subsidiary of
PNC Bancorp, Inc.)

PNC Bank, Delaware - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

PNC Bank, Kentucky, Inc. - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

PNC Bank, FSB - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

PNC Bank, Ohio, National Association - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

Midlantic Bank, N.A. - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

PNC Asset Management Group, Inc. - IA (wholly owned subsidiary of
PNC  Bank, National Association)

PNC Equity Advisors Company - IA (wholly owned subsidiary of PNC Asset Management Group, Inc.)


ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 12, 1996
         --------------------------------------------
         Date

         /s/ WILLIAM F. STROME
         --------------------------------------------
         Signature - PNC Bank Corp.


         William F. Strome, Senior Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ PAUL L. AUDET
         --------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ WILLIAM F. STROME
         --------------------------------------------
         Signature - PNC Bank, National Association


         William F. Strome, Senior Vice President
         --------------------------------------------
         Name/Title


                     AN AGREEMENT TO FILE A JOINT
                     STATEMENT WAS PREVIOUSLY FILED
                     AS EXHIBIT A TO AMENDMENT NO. 13.